EXHIBIT 99.1

For Immediate Release: June 2, 2015
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT II Acquires MGM Corporate Center in Las Vegas, Nevada

El Segundo, Calif. (June 2, 2015) - Griffin Capital Corporation ("Griffin Capital"), the sponsor of Griffin Capital Essential Asset REIT II, Inc. ("GCEAR II" or the “REIT”) announced today on behalf of the REIT the purchase of the MGM Corporate Center facility in Las Vegas, Nevada (the “Property”). The Property is comprised of three fully renovated, 100% occupied office buildings totaling approximately 168,250 square feet which are leased to MGM Resorts International, Inc. (“Tenant”) under long-term, non-cancellable leases with over nine years of remaining duration. The purchase price of the Property was $30.3 million. The seller was a partnership between funds managed by Oaktree Capital Management, L.P. and CIP Real Estate, which was represented by CBRE.
The Property is situated in the Hughes Airport Center immediately adjacent to McCarran International Airport in the South Las Vegas Submarket within close proximity to the Tenant’s numerous resort properties along the Las Vegas Boulevard Strip, including the Tenant’s Executive Offices within the Bellagio Resort. The Property houses many of the Tenant’s other essential corporate functions including human resources and training.

Commenting on the acquisition, Louis Sohn, Griffin Capital’s Director, Acquisitions, said, “Given the Tenant’s recent long-term commitment to the location coupled with the ready accessibility to many of their key resort properties, we believe MGM Resorts International will continue to find the Property attractive as a key operating facility for many years to come.”
Michael Escalante, Griffin Capital's Chief Investment Officer and President of GCEAR II, added, “This acquisition pushes the total capitalization in the REIT over the $200 million mark, which includes acquisitions through May 28, 2015.  We are particularly excited about this asset given the ideal in-fill location adjacent to the Las Vegas Strip, and the MGM tenancy, an iconic brand name that is synonymous with Las Vegas.”

About Griffin Capital Essential Asset REIT II and Griffin Capital Corporation
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 7 office properties totaling approximately 1.3 million rentable square feet and total capitalization of $235 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives with more than two decades of real estate experience collectively encompassing over $20 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 36 million square feet of space since 1995. Griffin Capital and its affiliates manage, sponsor and/or co-sponsor a portfolio consisting of approximately 21 million square feet of space, located in 27 states, representing approximately $3.5 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

###